HEALTH OUTCOMES MANAGEMENT, INC.
OFFICER'S CERTIFICATE

   The undersigned, Peter J. Zugschwert, President of Health Outcomes Management, Inc., a Minnesota corporation (the "Company"), hereby certifies that the attached is a true and correct copy of the Minutes of Action of the Board of Directors of the Company Taken Without a Meeting made effective as of October 30, 2001, and that said Resolution has not been amended, rescinded, or superseded.

   IN WITNESS WHEREOF, the undersigned has hereunto set his hand effective as of the 1st day of November, 2001.

HEALTH OUTCOMES MANAGEMENT, INC.

By      /s/ Peter J. Zugschwert
     Peter J. Zugschwert, Its President